CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for SteelPath MLP Alpha Plus Fund and SteelPath MLP and Infrastructure Fund, each a series of The SteelPath MLP Funds Trust we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to The SteelPath MLP Funds Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 29, 2011